Exhibit 4
Following is a schedule of sales of the Issuer’s Class A Common Stock by the Reporting Persons since the filing of Amendment No. 2 to this Schedule 13D. All of these sales were open market transactions on the NASDAQ Global Market.

Date of Sale	Number of Shares Sold	Share Price
1/25/2011	20,218	$2.7343
1/25/2011	8,000	$2.8900
1/26/2011	6,288	$2.7151
1/27/2011	3,800	$2.7624
1/28/2011	6,900	$2.7131
1/31/2011	4,600	$2.7150
2/1/2011	3,410	$2.7288
2/2/2011	11,300	$2.7341
2/3/2011	12,553	$2.7897
2/3/2011	9,600	$2.8000
2/4/2011	4,700	$2.7557
2/7/2011	9,300	$2.7556
2/8/2011	15,649	$2.8000
2/8/2011	13,495	$2.8022
2/8/2011	13,540	$2.7711
2/9/2011	11,100	$2.7536
2/10/2011	13,800	$2.7722
2/11/2011	3,600	$2.7161
2/14/2011	7,433	$2.7301